Exhibit 99


                         STATEFED FINANCIAL CORPORATION
                                519 Sixth Avenue
                             Des Moines, Iowa 50309



FOR MORE INFORMATION                        FOR IMMEDIATE RELEASE
         Contact John F. Golden, President           Date:  May 24, 1999
         and Chief Executive Officer
         at (515) 282-0236


                         STATEFED FINANCIAL CORPORATION
              ANNOUNCES STOCK REPURCHASE AND DECLARES CASH DIVIDEND


         DES MOINES, IOWA - May 24, 1999 StateFed Financial Corporation, parent corporation of State Federal Savings and Loan Association of Des Moines, announced its intention today to repurchase approximately 5% of its outstanding shares in the open market over the next twelve months. The shares will be purchased at prevailing market prices from time to time over a twelve month period depending upon market conditions.

John F. Golden, President of the Corporation, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Corporation's common stock and the strong capital position of the Corporation's subsidiary, State Federal Savings and Loan Association of Des Moines. Mr. Golden stated that "we believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Corporation and our stockholders. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options."

Over the past three months, the shares traded between $9.00 and $12.50. As of May 24, 1999, the Corporation has 1,549,004 shares outstanding.

StateFed Financial Corporation also announced today that the Corporation will pay a regular cash dividend of $.075 (7 1/2 cents) per share for the fourth quarter of 1999. The dividend will be payable on July 9, 1999 to shareholders of record on June 30, 1999.

State Federal serves central Iowa through its two offices located in Des Moines, Iowa. At May 24, 1999 State Federal exceeded all applicable regulatory capital requirements on a fully-phased in basis.

The Corporation had $90.7 million in assets and $16.3 million in stockholders' equity as of March 31, 1999. The Corporation's stock is traded on the NASDAQ System under the symbol "SFFC".